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                                                             Exhibit 12

              AMERICAN GENERAL FINANCE, INC. AND SUBSIDIARIES
             Computation of Ratio of Earnings to Fixed Charges
                                (Unaudited)


                                                    Six Months Ended
                                                        June 30,
                                                   1998          1997
                                                 (dollars in thousands)
Earnings:

  Income before provision for income
    taxes                                        $143,816      $ 83,338
  Interest expense (including $23,221
    for 1997 to fund assets held for
    sale)                                         245,718       248,868
  Implicit interest in rents                        5,561         5,408

Total earnings                                   $395,095      $337,614

Fixed charges:

  Interest expense (including $23,221
    for 1997 to fund assets held for
    sale)                                        $245,718      $248,868
  Implicit interest in rents                        5,561         5,408

Total fixed charges                              $251,279      $254,276


Ratio of earnings to fixed charges                   1.57          1.33

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